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Dear Stockholder:

The recent distribution of the proxy statement in advance of the 2001 Annual Meeting of Stockholders, has generated interest in the status of activities at Life Medical Sciences. As you may recall, the company raised approximately $1 million in December 2000 through the sale of Series A Convertible Preferred Stock to European institutional investors and the transfer of certain New Jersey State tax benefits. The principal use of these funds was intended to be the reactivation of the REPEL-CV(TM) Adhesion Barrier Film development program in cardiovascular surgical procedures.

I am please to report that progress has been made on all key aspects of the REPEL-CV development program in preparation for the planned initiation of a clinical efficacy trial later this year:
--Product manufacturing was successfully restarted and sterile product samples have been produced for use in the trial.
--The results of the previously conducted pilot clinical trial have been presented to the FDA.
--An ongoing productive dialogue has been established with the FDA regarding the protocol for the upcoming clinical trial.
--The initial clinical investigational sites have been identified for the trial.

We continue to see a high level of interest expressed by cardiovascular surgeons in having a product like REPEL-CV for use in open heart surgical procedures. In spite of the delays in this development program due to financial constraints, REPEL-CV may still be the first adhesion prevention product approved by the FDA for use in cardiovascular surgery. Although we believe our proprietary bioresorbable polymer materials may have application as anti-adhesion products in numerous types of surgical procedures, this exciting opportunity in cardiovascular surgery coupled with the outstanding preclinical efficacy results has lead us to focus on REPEL-CV.

We are in the midst of soliciting investment, primarily among European investors, in an equity offering. These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the US (or to a US person) absent registration or an applicable exemption from registration requirements. In addition, there are ongoing discussions with US investment groups regarding further funding requirements.

You may have noted that the slate of Directors standing for reelection numbers only five. Mr. Coy Eklund and Dr. Gere diZerega have chosen to retire from the Board and their positions will, for the near term, remain unfilled. Dr. diZerega will continue as Chairman of the company's Scientific Advisory Panel. On behalf of the remaining members of the Board, I would like to express our appreciation for their dedication and many contributions.

Thanks to you, our stockholders, for your continued support.

Sincerely yours,

Robert P. Hickey
Chairman, President & CEO